Exhibit 99.B(j)(5)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Investors Trust

We consent to the use of our report dated February 23, 2009, incorporated herein by reference, on ING American Funds Asset Allocation Portfolio, ING American Funds Bond Portfolio, ING American Funds Growth Portfolio, ING American Funds International Portfolio, and ING American Funds Growth-Income Portfolio, each a series of ING Investors Trust, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG

Boston, Massachusetts

April 27, 2009